Exhibit 10.5

Confidential

Ben Zeskind, PhD, MBA

Immuneering Corporation

(617) 500-8080 ext. 121

(617) 694-3782 (cell)

bzeskind@immuneering.com

March 5, 2021

Biren N. Amin
3 Victoria Place
Holmdel, NJ 07733
847-609-3735 (cell)
bnarex@gmail.com

Dear Biren:

On behalf of Immuneering Corporation (the “Company”), I am pleased to set forth the terms of your employment with the Company:

1.                  You will be employed to serve on a full-time basis as Chief Financial Officer effective on or before April 1, 2021. You will be based in our NYC office once the COVID-19 situation is safely resolved, and work remotely until then.

As Chief Financial Officer your primary responsibilities will be as outlined in Exhibit 1.

You will report directly to me.

2.                  Your base salary will be $31,250.00 per month (the monthly equivalent of $375,000 per year), subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in the sole discretion of the Company.

3.                  Subject to your continued employment with the Company, you will be eligible for a standard year-end bonus each December, with the amount of your bonus, if any to be determined by the Company’s Board of Directors in its discretion. Your target bonus will be 33.33% of your base salary earnings for that year. Your bonus will reflect your achievement of key goals and objectives, responsiveness and positive interactions with your colleagues, and will also be dependent on Company performance. All bonuses are subject to tax and other withholdings as required by law.

245 Main St, 2nd Floor Cambridge, MA 02142	667 Madison Ave, 5th Floor New York, NY 10065	10920 Via Frontera, Suite 560 San Diego, CA 92127	617-500-8080 immuneering.com

4.                  You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. As a full-time employee, Immuneering will cover the full cost of your monthly health insurance premiums for individual/family coverage under a Blue Cross Blue Shield of Massachusetts PPO, plus half of any expenses incurred towards the deductible ($1,000 for individuals, $2,500 for families). Immuneering also has a 401(k) plan and will match your 401(k) contributions up to 4% of salary per IRS Safe harbor 401(k) rules. The company provides group term life and accidental death & dismemberment insurance through SunLife. The benefit is equal to one times your annual salary to a maximum of $300,000. The company provides short term disability insurance through SunLife that pays 60% of your salary up to a maximum of $1,500 per week should you be out of work due to an illness or injury for up to 12 weeks. The company provides long term disability insurance through SunLife that pays 60% of your salary up to a maximum of $10,000 per month should you be out of work due to an illness or injury for 90 days or more.

5.                  Subject to the approval of the Board of Directors of the Company, you may receive an incentive stock option grant under our current stock incentive plan for the purchase of 193,100 shares of common stock of the Company (equal to ~1.35% of the full diluted company after our Series B) at a price per share equal to the fair market value at the time of Board approval, subject to the terms of a stock option agreement between you and the Company. One-quarter of such options will vest upon your completion of one year of employment with the company, and the remaining three-quarters of such options will vest in equal monthly installments over the subsequent three years. As of the date of this letter, the current fair market value for the purchase of common stock is $5.77 per share.

6.                  The Company has an unlimited paid vacation policy. This means that you can take as much paid vacation in any calendar year as is consistent with you maintaining an acceptable level of performance and the Company’s business needs. We ask that you inform us of all vacation plans at least two weeks in advance, and schedule your time out of the office with consideration of the Company’s business needs. The Company may ask you to delay or change your vacation plans if they are inconsistent with business needs. In addition to paid vacation, you will not be required to work on Federal Holidays.

7.                  You will be required to execute an Employee Proprietary Information and Inventions Assignment Agreement in the form attached as Exhibit 2, as a condition of employment.

8.                  You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

9.                  You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company. Your employment will also be conditioned on the successful completion of a routine background check.

10.              This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me by March 8, 2021.

Very Truly Yours,

By:	/s/ Ben Zeskind
Name: Ben Zeskind
Title: Co-Founder and CEO

The foregoing correctly sets forth the terms of my employment by Immuneering Corporation.

/s/ Biren N. Amin	Date:
Name: Biren N. Amin

Exhibit 1: CHIEF FINANCIAL OFFICER

The CFO, a senior leadership position at Immuneering, will be an integral member of the internal Executive Committee and will be a closely integrated strategic and operational partner with the CEO and EEC in creating a leading biotech over the forthcoming years.

This individual will:

●	Serve as an externally-facing presence to Wall Street and the investor community, sharing the Immuneering story with investors
●	Provide feedback internally into various strategic decisions to be made by the company, and how they will be viewed by investors
●	Lead the company’s IPO process
●	Provide strong financial management across all aspects of the company;
●	Serve as a critical thought partner to the CEO on all strategic financial decision-making;
●	Bring strong transactional experience both analytically and from a strategic perspective
●	Lead business/financial planning, reporting and analysis as the company continues to evolve.
●	The specific functional responsibilities will grow to include Controlling, Financial Planning and Analysis, External Reporting, Tax, Treasury, and Investor Relations (in partnership with members of the EEC). The CFO will have accountability for the financial and capital strategy to the Board of Directors, as well as leadership of the Audit Committee.
●	Manage other operational aspects of the company as may be requested
●	The CFO will be externally-facing and strategic. This CFO will be expected to have a major impact on Immuneering’s strategic planning, capital-raising, and corporate development activities. The CFO will also play an important role in representing the company to institutional investors and managing the capital markets strategy.

Exhibit 2: IMMUNEERING CORPORATION

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT
AGREEMENT

In consideration and as a condition of my employment by Immuneering Corporation, a Delaware corporation (together with any of its subsidiaries or parent companies, and any of their successors or assigns collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment and the issuance to me of an option to purchase shares of common stock of the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date of my signature below (the “Effective Date”), unless specified otherwise in this Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”), I, the undersigned, agree as follows:

1.                   Proprietary Information. During the term of my employment, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions (as defined in Section 5), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) information relating to physical, chemical or biological materials and compounds (including without limitation reagents, gene sequences, nucleic acids, amino acids, cell lines, media, antibodies, antibody fragments, compounds, c-DNAs, antisense nucleotides, proteins, peptides and vectors), their structures, compositions, and formulations, and methods for their handling, use, and manufacture, and processes, apparatus, models relating thereto, (iii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iv) information concerning or resulting from any research and development or other project, including without limitation nonclinical and clinical data, experimental work, clinical and product development plans, results from clinical studies, regulatory compliance information, and research, development and regulatory strategies, and (v) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to me by the Company or such third party at the Company’s direction.

2.                   Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation records, (b) materials distributed to stockholders generally, and (c) this Agreement. I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (z) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3.                   Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by my employer for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4.                   Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing to my employer. I agree to surrender this property to my employer upon termination of my employment, or at any time upon request by my employer. I further agree that any property situated on my employer’s data systems or on my employer’s premises and owned by my employer, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by my employer at any time with or without notice.

5.                   Inventions.

5.1               Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable and for purposes of this Section 5, “Company” shall mean the Company entity that is my employer as of the Effective Date or, if I am subsequently employed by any subsidiary or parent of such Company entity, the applicable subsidiary or parent by which I am employed. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

5.2               Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit A. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3               Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

5.4               Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5               Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit B, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (a) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit B a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use (i) any Background Technology or (ii) any other Inventions in which I have an interest and that are excluded from the assignment of Inventions set forth in Section 5.1 (collectively (i) and (ii), the “Excluded Technology”) in the course of my employment or incorporate any Excluded Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Excluded Technology separately from Company products or services.

5.6               Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6.                   Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”). I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill.

6.1               Non-Competition.

i.            Non-Competition. During the term of my employment with the Company, and for a period of one year immediately following the termination of such employment (the “Non-Competition Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services I performed for the Company at any time during the last two years of my employment with the Company or (y) in which I could reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii), or (iii) in the Restricted Territory. For the avoidance of doubt, if I reside in the Commonwealth of Massachusetts, the non-competition obligations set forth above in this Section 6.1(a) shall not apply to me following the termination of my employment with the Company if I am terminated by the Company without Cause or if and to the extent the Company elects to waive any of such obligations as provided in Section 6.6 below. If I reside in the Commonwealth of Massachusetts, in the event the Company determines at any time that I engaged in conduct constituting Cause during or after my employment has ended, then the Company may retroactively designate my termination as a termination with Cause, and the non-competition covenants set forth in this Section 6.1, and each subpart, shall remain in full force and effect pursuant to their terms. Notwithstanding the foregoing, if I reside in the Commonwealth of Massachusetts and I am (x) classified as non-exempt under the Fair Labor Standards Act or (y) an undergraduate or graduate student partaking in an internship or short-term employment with the Company while enrolled in a full-time or part-time undergraduate or graduate educational institution, then Section 6.1 shall not apply to me after the termination of my employment with the Company for any reason.

ii.            Extension of Non-Competition Restricted Period. In the event I breach my fiduciary duty to the Company or unlawfully take, physically or electronically, property belonging to the Company as reasonably determined by the Company, the Non-Competition Restricted Period as defined above shall be extended for one additional year, for a maximum period of two years immediately following my termination of employment from the Company.

6.2               Non-Solicitation of Company Personnel. During the term of my employment with the Company, and for a period of one year immediately following the termination of such employment for any reason (the “Non-Solicitation Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (b) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (c) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (d) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that I may publish without targeting any Company Personnel shall not be considered a violation of Section 6.2(b).

6.3               Non-Solicitation of Company Customer. During the Non-Solicitation Restricted Period, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (b) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (c) otherwise negatively interfere with the Company’s relationships with any Company Customer.

6.4               Tolling Period. Without limiting the Company’s ability to seek other remedies available in law or equity, if I violate any of the provisions of Sections 6.2 or 6.3, the Non-Solicitation Restricted Period shall be extended by one day for each day that I am in violation of such provisions, up to a maximum extension equal to the length of the Non-Solicitation Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.

6.5               Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.6               Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company, or, if I am an executive officer of the Company, by the Board of Directors of the Company.

6.7               Definitions. As used in the Restrictive Covenants:

(a)               The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during my employment with the Company.

(b)               The term “Cause” means (i) a material breach of this Agreement or any other agreement I may have entered into with the Company; (ii) the commission of fraud, embezzlement, or other intentional act that could reasonably harm the Company or third parties; (iii) a material violation of the Company’s personnel policies, my ethical obligations, or applicable laws or regulations; or (iv) willful or gross negligence in the performance of my job duties that could reasonably harm the Company or third parties, in each case as reasonably determined by the Company.

(c)               The term “Company Customer” means any individual or entity who (i) is, or was at any time during the one year period prior to the termination of my employment with the Company, a customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact or about whom I obtained Proprietary Information at any time during my employment with the Company, or (ii) is a prospective customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact, or about whom I obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to my termination of employment with the Company.

(d)               The term “Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to my solicitation or other activity prohibited by Section 6.2, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

(e)               The term “Restricted Territory” means each city, county, state, territory and country in which (i) I provided services or had a material presence or influence at any time during the last two years of my employment with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of my employment with the Company.

7.                   Notification to Other Parties. In the event of termination of my employment with the Company for any reason, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

8.                   Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated at any time, without Cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, at any time with or without Cause. I acknowledge that such changes shall not affect the enforceability of the Restrictive Covenants or other terms of this Agreement. This at-will status of my employment relationship with the Company shall remain in full force and effect throughout my employment with the Company, and the Restrictive Covenants shall remain in full force and effect pursuant to their terms. The at-will status of my employment can be modified only in a written agreement that expressly alters such status and which is signed by both an authorized officer of the Company and me.

9.                   Miscellaneous.

9.1               The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process) of the Company.

9.2               This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

9.3               Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.4               If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.5               I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

9.6               The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of New Jersey exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. The parties agree that all disputes arising under this Agreement shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Suffolk County, Massachusetts, and I hereby agree to consent to the personal jurisdiction of such court. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.7               Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three days after the date of mailing.

9.8               Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

9.9               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT I EITHER HAVE CONSULTED, OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

1.                  IN WITNESS WHEREOF, I have executed this document as of _______________, 20__.

Employee:

Address:

AGREED AND ACKNOWLEDGED:

IMMUNEERING CORPORATION

By:

Name:

Title:

Address:	245 Main Street, Second Floor
Cambridge, MA 02142

EXHIBIT A

CALIFORNIA LABOR CODE

2.                  California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Confidential

EXHIBIT B

BACKGROUND TECHNOLOGY

3.                  List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

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4.                  List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

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